Exhibit 99_1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY
Andrew Murstein-President	Harry Zlokower/Dave Closs
Larry D. Hall, CFO	(212) 447-9292
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE

November 5, 2003

MEDALLION FINANCIAL CORP. REPORTS

THIRD QUARTER RESULTS

OPERATING EARNINGS MORE THAN DOUBLE

COMPANY AUTHORIZES STOCK REPURCHASE PROGRAM

DIVIDEND INCREASES

NEW YORK, N.Y., November 5, 2003 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty commercial finance company with a leading position servicing the taxicab industry and in small business commercial lending, and owner of the largest taxicab rooftop advertising company in the world, announced that operating earnings, or net investment income before taxes, more than doubled to $696,000 or $0.04 per share in the third quarter of 2003, up from $312,000 or $0.02 per share in the 2003 second quarter, and up from a loss of $6,462,000 or $0.35 per share in the 2002 third quarter. Net income or net increase in net assets resulting from operations, also rose sharply to $1,111,000 or $0.06 per share, up from $755,000 or $0.04 per share in the second quarter, and changed from a loss of $8,384,000 or $0.46 per share in the 2002 third quarter.

“We are very pleased with our results this quarter and with the continued positive progress of the Company,” stated President Andrew Murstein. “This was our most profitable quarter in eight quarters. Since we started to pay down our old bank facility back in September 2002, we have shown continued increases in both assets and profitability in each and every subsequent quarter.”

Mr. Murstein added, “Our interest rate spreads have also continued to increase. In the third quarter we had a net interest margin of 3.92%, up from 3.55% in the second quarter, and up from 2.93% in the 2002 third quarter. Our operating expenses have also declined in absolute dollars and as a percentage of our assets.”

Mr. Murstein continued, “We are also pleased to announce that the Board of Directors has approved the first ever stock buy back in the history of the Company. The Company has empowered the Company, in its discretion, to repurchase up to $10,000,000 of its outstanding common stock from time-to-time. Pursuant to relevant requirements, the Company, should it pursue this program, will send out notices to our shareholders of record indicating our intention to repurchase shares, and then start the program shortly thereafter. We have never been more confident in our prospects than we are today. Over the past 60 years we have always been successful in our ability to generate top quality loans, and always concentrated our efforts on the liability side of our balance sheet as we needed to reduce our cost of funds and find a reliable low cost funding source. We now feel we have finally achieved that goal with the approval of our industrial loan bank charter and approval by the FDIC for Federal deposit insurance, along with our other various funding sources. We currently remain over-capitalized, with more than $163,480,000 of equity, and only $260,914,000 of debt, setting our debt to equity ratio at only 1.6 to 1. We plan on leveraging up our balance sheet while at the same time considering the opportunity to buy back our stock so that we can improve our return on equity and increase shareholder value.”

CFO Larry Hall stated, “ This was a very solid quarter for us. Our interest income increased, our interest expense decreased, and our operating profits increased dramatically from the prior quarter. Medallion prices continue to remain very strong. In fact, New York City taxicab medallions recently sold at an average of over $275,000 each. This is an increase of more than 33% from just two years ago, and this is also the highest average price in several years. Our 60 and 90 day and over delinquencies also came down from the second quarter. Taxicab medallion loans also continued to show gains as we increased the portfolio 4% to $277,243,000, from $266,067,000 in the second quarter.”

Mr. Hall continued, “Due to our earnings in the quarter, as well as our greatly improved liquidity position, we are pleased to increase the Company’s dividend for the third successive quarter. Also, for tax purposes, we intend to qualify as a regular taxable entity for fiscal year 2003. However, we expect not to be subject to any or just minimal taxes, as we expect to utilize net operating losses that occurred in prior periods to offset 2003 taxable income. The qualified dividend we pay to our shareholders on 2003 income would then be taxable at the rate of 15%, instead of ordinary taxable income rates of up to 35% that shareholders might otherwise pay if we elected to qualify as a RIC for 2003. The Board of Directors therefore agreed to increase the Company’s dividend to $0.05 per share, up from $0.03 per share in the second quarter. The dividend will be payable to shareholders of record as of November 14th, and is payable on November 21st, 2003.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial loans financing small businesses in other targeted industries, and operates the largest taxicab rooftop advertising business in the world. The Company and its subsidiaries have lent over $1 billion to the taxicab and commercial customers.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2002 Annual Report on Form 10-K.

Financial tables follow.

3

Medallion Financial Corp.

Consolidated Income Statements

	Quarter Ended			Nine Months Ended September 30,
	September 30, 2003	June 30, 2003	September 30, 2002
				2003	2002
Total investment income	$6,693,333	$6,468,097	$7,952,209	$19,689,715	$26,253,609
Total interest expense	2,811,803	3,197,815	5,044,839	9,338,790	15,792,026

Net interest income	3,881,530	3,270,282	2,907,370	10,350,925	10,461,583

Gain on sale of loans	87,967	526,769	147,295	803,666	735,514
Other income	905,534	739,232	782,692	2,765,880	3,765,365

Total noninterest income	993,501	1,266,001	929,987	3,569,546	4,500,879

Salaries and benefits	2,070,463	2,438,868	2,220,918	6,943,720	6,958,765
Professional fees	430,916	268,346	557,842	819,241	2,074,370
Costs of debt extinguishment	123,057	(88,616)	5,870,517	63,302	8,972,299
Other operating expenses	1,554,510	1,605,998	1,649,581	4,781,360	5,002,790

Total operating expenses	4,178,946	4,224,596	10,298,858	12,607,623	23,008,224

Net investment income (loss) before income taxes	696,085	311,687	(6,461,501)	1,312,848	(8,045,762)

Income tax provision	53,471	9,304	68,323	72,774	68,323

Net investment income (loss)	642,614	302,383	(6,529,824)	1,240,074	(8,114,085)

Net realized gains (losses) on investments	4,494,411	8,214,032	(975,416)	12,146,878	(5,044,686)
Net change in unrealized appreciation (depreciation) on investments	(4,025,981)	(7,761,295)	(878,499)	(11,090,773)	358,987

Net realized/unrealized gain (loss) on investments	468,430	452,737	(1,853,915)	1,056,105	(4,685,699)

Net increase (decrease) in net assets resulting from operations	$1,111,044	$755,120	$(8,383,739)	$2,296,179	$(12,799,784)

Weighted average shares
Basic	18,245,228	18,242,728	18,242,728	18,243,570	18,242,728
Diluted	18,517,491	18,366,749	18,242,728	18,355,123	18,242,728

Declared dividends per share	$0.05	$0.03	$0.03	$0.09	$0.03

Net investment income (loss) before income taxes per share
Basic	$0.04	$0.02	$(0.35)	$0.07	$(0.44)
Diluted	0.04	0.02	(0.35)	0.07	(0.44)

Net investment income (loss) per share
Basic	$0.04	$0.02	$(0.36)	$0.07	$(0.44)
Diluted	0.03	0.02	(0.36)	0.07	(0.44)

Net increase (decrease) in net assets per share
Basic	$0.06	$0.04	$(0.46)	$0.13	$(0.70)
Diluted	0.06	0.04	(0.46)	0.13	(0.70)

Medallion Financial Corp.

Consolidated Balance Sheets

	September 30, 2003	December 31, 2002

ASSETS
Medallion loans	$277,242,543	$210,475,921
Commercial loans	104,849,594	138,360,895
Equity investments	1,596,499	7,409,628

Net investments	383,688,636	356,246,444
Investments in and loans to Media	3,748,683	4,505,356

Total investments	387,437,319	360,751,800
Cash	16,867,843	35,369,285
Accrued interest receivable	2,230,247	2,546,101
Servicing fee receivable	2,765,172	2,838,417
Fixed assets, net	1,244,759	1,551,781
Goodwill, net	5,007,583	5,007,583
Other assets	15,488,674	17,222,825

Total assets	$431,041,597	$425,287,792

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$6,339,624	$7,066,118
Accrued interest payable	308,697	5,589,754
Floating rate borrowings	209,978,623	182,922,241
Fixed rate borrowings	50,935,000	67,845,000

Total liabilities	267,561,944	263,423,113

Total shareholders' equity	163,479,653	161,864,679

Total liabilities and shareholders' equity	$431,041,597	$425,287,792

Number of common shares outstanding	18,252,728	18,242,728
Net asset value per share	$8.96	$8.87